Exhibit (c) (4)

PRESENTATION TO THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS OF SS&C Fairness Opinion Presentation July 28, 2005 STRICTLY PRIVATE AND CONFIDENTIAL

The information contained herein was prepared by SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc. ("SunTrust Robinson Humphrey") in connection with our engagement to render an opinion to the Independent Committee of the Board of Directors of SS&C Technologies, Inc. ("SS&C" or the "Company") with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's common stock that are not affiliated with the acquiring party in a proposed transaction with The Carlyle Group. This information and our analyses are not intended to be, nor should be, relied upon by any other party. Any disclosure of the contents of this document to third parties by the Company requires SunTrust Robinson Humphrey's written consent. This document was prepared utilizing information provided by the Company and obtained from certain other publicly available sources. SunTrust Robinson Humphrey has relied without independent verification upon the accuracy and completeness of the financial and other information discussed with or reviewed by us for purposes of our analyses. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company, and we express no opinion with respect to such forecasts or the assumptions on which the forecasts are based. SunTrust Robinson Humphrey has not conducted a physical inspection of the properties and facilities of the Company and has not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. SunTrust Robinson Humphrey's analyses must be considered as a whole. Selecting portions of our analyses, without considering all analyses, would create an incomplete view. Individual estimates of value contained in our analyses are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of reference companies and their securities do not purport to be appraisals or necessarily reflect the actual values of such companies or their securities. Because such estimates are inherently subject to uncertainty, SunTrust Robinson Humphrey does not assume responsibility for their accuracy. Our analyses are necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. It should be understood that, although subsequent developments may affect these analyses, SunTrust Robinson Humphrey does not have any obligation to update or revise its analyses.

Table of Contents Agenda Transaction Summary Transaction Analysis Overview of SS&C Historical and Projected Financial Information - Internal Plan Projected Financial Performance - Equity Research Estimates Fully Diluted Ownership Market Statistics and Stock Trading Analysis Overview of Fairness Opinion Methodology Valuation Analysis Reference Public Company Analysis Reference Transaction Analysis Discounted Cash Flow Analysis Premiums Paid Analysis Summary Valuation Leveraged Buyout Analysis Appendix A. Summary of Public Reference Companies

Transaction Timeline Transaction Summary Late April 2005 Bill Stone and senior executive management (the "Management Group") of SS&C (the "Company") initiated dialogue with representatives of several private equity groups to discuss SS&C and a potential going private transaction. These private equity firms included: Summit Partners TA Associates, Inc. The Carlyle Group Thomas H. Lee Partners L.P. Tudor Investment Corporation Warburg Pincus LLC Welsh, Carson, Anderson & Stowe May 10, 2005 The Management Group held an initial meeting with The Carlyle Group to discuss a possible management buyout of SS&C. May 16, 2005 Carlyle and the Management Group met again to discuss further the idea of partnering to purchase the equity of the Company. May 26, 2005 SS&C's Board of Directors authorized the Management Group to have intensive discussions with potential private equity partners.

Transaction Timeline Transaction Summary June 2005 The Management Group received preliminary interest from several of the private equity groups. Carlyle and Welsh Carson expressed a high level of interest in acquiring SS&C and increased the valuation of their initial proposal several times in order to be selected as the winning bidder: Welsh Carson indicated a final value in the "mid-30's" per share. Carlyle submitted bids of $33.00 and $35.00 per share before prevailing with a proposal of $37.00 per share. June 17, 2005 SS&C's Board of Directors formed an Independent Committee of the Board of Directors to evaluate Carlyle's proposal on behalf of the Company. June 23, 2005 Carlyle commenced detailed due diligence of SS&C. June 26, 2005 Carlyle and its advisors, consultants and accountants began extensive due diligence with the intent of entering into a Definitive Agreement by July 22, 2005. June 29, 2005 The Independent Committee hired financial advisors and legal counsel. July 6, 2005 The Independent Committee Chairmen instructed its financial advisor, SunTrust Robinson Humphrey, to contact nine parties (six strategic, three financial) to determine the competitiveness of the financial merits of Carlyle's proposal. These parties were: Bank of New York, Northern Trust Corp., State Street Corporation, The Royal Bank of Scotland Group plc, Thomson Corp., Citigroup, GTCR Golder Rauner, Madison Dearborn Partners and Welsh Carson.

Transaction Timeline Transaction Summary July 2005 Each of the previously mentioned parties were orally given a summary overview of SS&C's business and the structure, timing and valuation of the Carlyle proposal. Based on this information, Madison Dearborn, State Street Corp. and Thomson Corp. executed non-disclosure agreements to receive the name of the Company. Of the parties that declined to execute NDAs or receive more information, primary reasons given were: Transaction valuation Lack of business fit Desire to partner with management July 21, 2005 The Independent Committee authorized STRH to initiate contact with Oracle Corp. and SunGard Data Systems, Inc. SunGard subsequently executed a NDA. July 27, 2005 After further negotiations with the Independent Committee, Carlyle agreed to increase its offer to $37.25 per share. July 28, 2005 As of the date of this presentation, none of the contacted parties had elected to submit a proposal to acquire the Company.

Summary Terms of Transaction Transaction Summary Form of Consideration: Cash Price: $37.25 per share or $940,511,115 based on 25,248,621 fully diluted shares outstanding Break-up Fee: $30.0 million Expected Closing: Q4 2005 Drop Dead Date: January 31, 2006 Reverse Break-up Fee: $30.0 million (1) Anticipated Public Announcement: July 28, 2005 (1) Reverse break-up fee will be paid if Carlyle breaches any of its covenants, representations or warranties under the agreement, including the covenant to use its reasonable best efforts to arrange debt financing.

Summary Terms of Transaction Transaction Summary Management Rollover: Bill Stone will roll-over a portion of his equity in SS&C, representing approximately $150 million of the purchase consideration. Financing Contingency: The transaction will be subject to the receipt of debt financing pursuant to commitment letters from Wachovia and J.P. Morgan. Wachovia and J.P. Morgan's obligation to provide the required financing will be subject to several things, including the lack of any material adverse change in SS&C's business condition. Options & Warrants: All in the money options and warrants will be settled for their cash value. Out of the money options and warrants will be cancelled. Voting Agreement: WCS will enter into a voting agreement committing him to vote his shares in favor of the transaction.

Anticipated Transaction Sources & Uses Transaction Analysis (1) Balance sheet as of 12/31/05E provided by SS&C management.

Transaction Valuation Transaction Analysis (1) Based on a weighted average exercise price of $8.87 for the options and $4.67 for the warrants. (2) As of 6/30/05.

Stock Price Premiums Transaction Analysis Premiums Analysis (Average and Actual)

Transaction Multiple Analysis Transaction Analysis Note: LTM as of 6/30/05. (1) PEG ratio calculations assume a 5-Year EPS growth rate of 25%. Source STRH research.

Comparison of Internal Plan vs. Research Estimates Transaction Analysis (1) Forecasts provided by SS&C management. Note: Internal EPS forecasts assume a forward share count of 25,248,621.

SS&C - Historical Income Statements Overview of SS&C - Internal Plan Source: Company's 10-K and 10-Q. All figures in thousands, except per share amounts.

SS&C - Income Statements Analysis Overview of SS&C - Internal Plan (1) Shown as percentage of income before taxes. Source: Company's 10-K and 10-Q.

SS&C - Growth Rates Overview of SS&C - Internal Plan Source: Company's 10-K and 10-Q.

SS&C - Historical Balance Sheets Overview of SS&C - Internal Plan Source: Company's 10-K and 10-Q. All figures in thousands.

SS&C - Historical Statements of Cash Flows Overview of SS&C - Internal Plan Source: Company's 10-K and 10-Q. All figures in thousands.

SS&C - Projected Financial Performance (Internal Plan) Overview of SS&C - Internal Plan (1) All forecasts provided by SS&C management.

SS&C - Projected Income Statements Analysis (Internal Plan) Overview of SS&C - Internal Plan (1) All forecasts provided by SS&C management. (2) Shown as percentage of income before taxes.

SS&C - Projected Growth Rates (Internal Plan) Overview of SS&C - Internal Plan (1) All forecasts provided by SS&C management.

SS&C - Projected Financial Performance (Equity Research Estimates) Overview of SS&C - Equity Research Estimates All forecasts provided by Wall Street Equity Research Departments. Source: Bloomberg. Note: Internal EPS projections assumes 25,179,166 diluted shares outstanding. Current Wall Street Research Estimates ($000's)

SS&C - Fully Diluted Ownership Analysis Fully Diluted Ownership Source: Lionshares and SSNC Form 10-Q. Option schedule and common shares outstanding provided by management. (1) Treasury Stock Method based on weighted average strike price of $8.71, assumes all options are vested at transaction closing. Includes 90,000 warrants.

SS&C - Key Statistics Market Statistics and Stock Trading Analysis (1) Treasury stock calculation based on a price per share of $33.00. Source: SS&C Management. (2) As of 6/30/05. Source: SS&C Management.

May 10, 2005 Initial meeting with Carlyle SS&C - One Year Daily Price and Volume Market Statistics and Stock Trading Analysis Twelve Months Ended 7/27/05 Jan. 25, 2005 Reports Q4 earnings of $0.19 per share Oct. 18, 2004 Announces Q3 earnings of $0.20 per share Feb. 17, 2005 Confirms Proposal to Acquire Financial Models Company Inc. Feb. 25, 2005 Finalizes acquisition of Financial Models Company Apr. 20, 2005 Reports Q1 earnings of $0.25 per share Feb. 24, 2005 Announces Acquisition of Achievement Technologies LLC May 17, 2005 Announces acquisition of Financial Interactive Inc. Jun. 6, 2005 Finalizes acquisition of Financial Interactive Inc.; SSNC to join S&P SmallCap 600 Jun. 23, 2005 Carlyle and affiliates begin due diligence Jul. 11, 2005 Announces Q2 earnings release date of 7/28/05

SS&C - Three Year Daily Price and Volume Market Statistics and Stock Trading Analysis Three Years Ended 7/27/05

SS&C - One Year Trading Histogram Market Statistics and Stock Trading Analysis Trading Volume Histogram Twelve Months Ended 7/27/05

SS&C - Three Year Trading Histogram Market Statistics and Stock Trading Analysis Trading Volume Histogram Three Years Ended 7/27/05

SS&C - Recent Stock Price Performance Market Statistics and Stock Trading Analysis Recent Price Momentum: + 22.7% Stock Price at Market Close Since 5/10/05

SS&C - Recent Stock Price Performance Market Statistics and Stock Trading Analysis Recent Price Momentum Average Stock Price 30 Days Ended 7/27/05

SS&C - Recent Stock Price Performance Market Statistics and Stock Trading Analysis

SS&C - Recent Daily Indexed Price Performance Market Statistics and Stock Trading Analysis (1) Securities Data and Processing peers include ADVS, DST, FDS, IDC, ITG and SEIC. (2) Financial Technology peers include BSG, CKFR, DGIN, FIC, FISV, FNDT, JKHY, ORCC and OPEN. Daily Indexed Price Performance Since May 1, 2005

SS&C - One Year Daily Indexed Price Performance Market Statistics and Stock Trading Analysis Daily Indexed Price Performance Twelve Months Ended 7/27/05 (1) Securities Data and Processing peers include ADVS, DST, FDS, IDC, ITG and SEIC. (2) Financial Technology peers include BSG, CKFR, DGIN, FIC, FISV, FNDT, JKHY, ORCC and OPEN.

SS&C - Three Year Daily Indexed Price Performance Market Statistics and Stock Trading Analysis Daily Indexed Price Performance Three Years Ended 7/27/05 (1) Securities Data and Processing peers include ADVS, DST, FDS, IDC, ITG and SEIC. (2) Financial Technology peers include BSG, CKFR, DGIN, FIC, FISV, FNDT, JKHY, ORCC and OPEN.

SS&C - One Year Forward P/E Trading Analysis Market Statistics and Stock Trading Analysis 1-Year AVG: 22.7x (1) Securities Data and Processing peers include ADVS, DST, FDS, IDC, ITG and SEIC. (2) Financial Technology peers include BSG, CKFR, DGIN, FIC, FISV, FNDT, JKHY, ORCC and OPEN. Price / Year Forward Earnings Estimates Twelve Months Ended 7/27/05 SS&C

SS&C - Three Year Forward P/E Trading Analysis Market Statistics and Stock Trading Analysis 3-Year AVG: 22.1x (1) Securities Data and Processing peers include ADVS, DST, FDS, IDC, ITG and SEIC. (2) Financial Technology peers include BSG, CKFR, DGIN, FIC, FISV, FNDT, JKHY, ORCC and OPEN. Price / Year Forward Earnings Estimates Three Years Ended 7/27/05 SS&C

Fairness Opinion Methodology Overview of Fairness Opinion Methodology Reviewed publicly available financial statements and documents Reviewed certain internal financial information Reviewed certain financial projections prepared by management Discussed the past, current and projected operations and financial condition with management Reviewed reported prices and trading activity Compared the financial performance to selected publicly-traded reference companies Reviewed the publicly available financial terms of certain reference transactions Performed other valuation and comparative analyses, including: Discounted cash flow analysis; and Analysis of premiums paid in other public merger transactions Reviewed the merger agreement and related documents Performed various other analyses and considered such other factors as deemed appropriate

Reference Public Company Analysis

- SunTrust Robinson Humphrey reviewed and compared SS&C to selected publicly-traded reference companies and calculated an implied valuation based on market metrics.

Reference Public Company Analysis

Implied market trading value based on current multiples and reference companies as relative benchmarks

Considerations

- Market environment, comparability of reference companies
- Minority interest valuation / no control premium

Public Reference Companies

Securities Data and Processing:

- Advent Software, Inc.
- DST Systems, Inc.
- FactSet Research Systems, Inc.
- Interactive Data Corp.
- Investment Technology Group
- SEI Investments Company

Financial Technology:

- Bisys Group, Inc.
- CheckFree Corporation
- Digital Insight Corp.
- Fair Isaac, Inc.
- Fiserv, Inc.
- Jack Henry & Associates
- Online Resources Corporation
- Open Solutions, Inc.

Reference Public Company Analysis
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SunTrust Robinson Humphrey℠

Reference Companies Multiples Analysis Reference Public Company Analysis * Excluded from average

Reference Companies Multiples Analysis Reference Public Company Analysis * Excluded from average

Reference Companies Analysis - Internal Plan Reference Public Company Analysis Implied Valuation Based on All Reference Companies and Internal Forecasts ($000's) Note: Implied price per share based on 25,248,621 diluted shares outstanding.

Reference Companies Analysis - Internal Plan Reference Public Company Analysis Implied Valuation Based on Securities Data and Processing Reference Companies and Internal Forecasts ($000's) Note: Implied price per share based on 25,248,621 diluted shares outstanding.

Reference Companies Analysis - Research Consensus Forecasts Reference Public Company Analysis Implied Valuation Based on All Reference Companies and Consensus Forecasts ($000's) Note: Implied price per share based on 25,248,621 diluted shares outstanding.

Reference Companies Analysis - Research Consensus Forecasts Reference Public Company Analysis Implied Valuation Based on Securities Data and Processing Reference Companies and Consensus Forecasts ($000's) Note: Implied price per share based on 25,248,621 diluted shares outstanding.

Reference Transaction Analysis Reference Transaction Analysis Reference Acquisitions Analysis Implied "change of control" value based on multiples paid for reference companies in acquisition transactions Considerations Quality of comparables, financial prospects Non financial information difficult to extract and reflect To determine a valuation range for SS&C, SunTrust Robinson Humphrey reviewed 42 recently announced financial technology sector merger and acquisition transactions The universe of transactions was based on: Transactions announced since 2000 Selling companies operated in the financial technology sector

Reference Transaction Analysis Reference Transaction Analysis Note: NTM: Next twelve months * Excluded from the average

Reference Transaction Analysis Reference Transaction Analysis Note: NTM: Next twelve months * Excluded from the average

Reference Transaction Analysis - Internal Plan Reference Transaction Analysis Implied Valuation Based on Reference Transaction Analysis Using Internal Forecasts ($000's) Note: Assumes net debt of $41.6 million and 25,248,621 million diluted shares outstanding as of 6/30/05E.

Reference Transaction Analysis - Research Consensus Forecasts Reference Transaction Analysis Implied Valuation Based on Reference Transaction Analysis Using Consensus Forecasts ($000's) Note: Assumes net debt of $41.6 million and 25,248,621 million diluted shares outstanding as of 6/30/05E.

Discounted Cash Flow Analysis Discounted Cash Flow Analysis Discounted Cash Flow Analysis Implied theoretical, "intrinsic" value based on timing, magnitude and risk profile of 100% of prospective cash flows Considerations Based on management forecast / reliability Discount rate has large impact on valuation SunTrust Robinson Humphrey reviewed management's financial projections and analyzed the present value of future free flows generated from operations. STRH relied on the following assumptions: Discount rate range of 14% - 16% Terminal EBITDA exit multiple range of 9.0x - 12.0x Forecasts provided by SS&C management

Discounted Cash Flow Analysis Discounted Cash Flow Analysis All forecasts provided by SS&C management. Note: Implied price per share based on 25,248,621 diluted shares outstanding

Weighted Average Cost of Capital Analysis Discounted Cash Flow Analysis (1) Risk free rate represented by 30 year treasury note. (2) Taken from Ibbotson Associates. (3) Based on BB rated corporate debt. (4) Taken from Bloomberg. (5) Market value of debt equals book value of debt based on 6/30/05 data provided by management. (6) Treasury stock calculation based on a price per share of $33.00.

Premiums Paid Analysis Premiums Paid Analysis To determine a valuation range for SS&C, SunTrust Robinson Humphrey analyzed average premiums paid to the current stock price of recently announced M&A transactions involving public companies. Recently announced M&A transactions Transactions announced since January 2005 Selling companies with enterprise values between $500 million and $1.5 billion Selling companies headquartered in the U.S. Recently announced "going private" transactions Going private transactions announced since January 2004 Selling companies with enterprise values greater than $100 million Selling companies headquartered in the U.S.

Premiums Paid Analysis - Recently Announced Deals Premiums Paid Analysis

Premiums Paid Analysis - Recently Announced Deals Premiums Paid Analysis Implied Valuation Based on Premiums Paid Analysis ($000's) Note: Assumes 25,248,621 million diluted shares outstanding. (1) Stock price as of 7/27/05.

Going Private Premiums Paid Analysis Premiums Paid Analysis

Going Private Premiums Paid Analysis Premiums Paid Analysis Implied Valuation Based on Going Private Premiums Paid Analysis ($000's) Note: Assumes 25,248,621 million diluted shares outstanding. (1) Stock price as of 7/27/05.

Summary Valuation Summary Valuation Summary of Valuation Analyses ($000's) (1) Assumes 25,248,621 million diluted shares outstanding

Summary Valuation Summary Valuation SS&C Technologies, Inc. Valuation Summary Offer Price: $37.25

Leveraged Buyout Analysis Leveraged Buyout Analysis LBO Summary Note: Includes $35 million of transaction costs.

Summary of Reference Companies - Securities Data and Processing Summary of Public Reference Companies Advent Software, Inc. NasdaqNM: ADVS Advent Software, Inc. offers integrated software solutions for automating and integrating data and work flows across investment management organizations, as well as the information flows between the investment management organization and external parties. The company operates in two segments, Advent Investment Management and MicroEdge. The Advent Investment Management segment engages in the development, marketing, and sale of stand-alone and client/server software products, data interfaces, and related maintenance and services that automate, integrate, and support certain functions of investment management organizations. The MicroEdge segment offers software and services for grant management, matching gifts, and volunteer tracking for the grantmaking community worldwide. The company also provides support, maintenance, and professional services, including project management, implementation, data conversion, integration, custom report writing, and training. In addition, Advent Software provides independent research and brokerage services to institutional investors and registered investment advisors. DST Systems, Inc. NYSE: DST DST Systems, Inc. provides information processing, and computer software services and products in the United States. It operates through four segments: Financial Services, Output Solutions, Customer Management, and Investments and Other. Financial Services segment provides design, management, and transaction processing services for consumer equipment maintenance and debt protection programs. Output Solutions segment provides single source, integrated print, and electronic communications solutions. Customer Management segment provides customer management, billing, and marketing solutions to the video/broadband, direct broadcast satellite, wire-line and Internet protocol telephony, Internet, and utility markets. Investments and Other segment holds investments in equity securities, certain financial interests, and in its real estate subsidiaries and affiliates. The company offers its products and services to the financial services industry; communications industry; video/broadband/satellite TV industry; and other service industries. FactSet Research Systems, Inc. NYSE: FDS FactSet Research Systems, Inc. provides financial and economic information to the global investment community. The company combines approximately 200 databases, including content of various companies from multiple stock markets, research firms, governments, and other sources into a single online platform of information and analytics. Its wide area network provides a direct link between the client's local network, and the data content and applications on the company's mainframes. In addition, FactSet Research Systems provides tools to download, combine, and manipulate the data for investment analysis. It operates from various locations worldwide, including Boston, New York, Chicago, San Mateo, London, Paris, Frankfurt, Tokyo, Hong Kong, and Sydney. FactSet Research Systems was co-founded by Howard E. Wille and Charles J. Snyder in 1978. The company is headquartered in Norwalk, Connecticut. FactSet Research Systems, Inc. acquired JCF Group of companies in September 2004.

Summary of Reference Companies - Securities Data and Processing Summary of Public Reference Companies Interactive Data Corporation NYSE: IDC Interactive Data Corporation provides financial and business information to financial institutions and retail investors in the United states and internationally. The company offers its services through two segments, Institutional Services and Active Trader Services. The Institutional Services segment supplies time sensitive pricing, dividend, corporate action, and descriptive information for approximately 3.5 million securities traded worldwide to banks, brokerage firms, mutual fund companies, insurance companies, money management firms, financial information providers, and other third-party redistribution partners. The Active Trader Services segment, through eSignal, offers financial market information and utilizes decision support tools to assist in the analysis of securities traded on various markets in the United States, as well as in international markets. The company is headquartered in Bedford, Massachusetts. Interactive Data Corporation operates as a majority owned subsidiary of Pearson plc. Investment Technology Group, Inc. NYSE: ITG Investment Technology Group, Inc. provides technology-based equity trading and transaction research services to institutional investors. It offers a range of products and trading execution services, such as POSIT, an electronic stock crossing system; TriAct, a continuous intraday trading vehicle; electronic trading desk, an agency trading desk, that enables clients to access various sources of liquidity; and SmartServers algorithmic systems, which implement automated server-based trading strategies. The company's client-site trading products include Triton, a windows- based decision-support, trade management, and order routing system; Radical, a windows-based trading platform targeted for the active trading community; Channel ITG, an integrated link to the trade blotters of popular trade order management systems; QuantEX, an Unix-based decision support, trade management, and order routing system; ITG Platform, a windows-based order routing and trade management system; and ITG WebAccess, a browser-based order routing tool. Its analytical products and research products include an integrated suite of tools that enable clients to measure, analyze, and control the cost of trading. The company offers its services to institutional investors, brokers, money managers, and alternative investment funds, and money managers in the United States. It also operates its brokerage businesses in Australia, Canada, Europe, and Hong Kong, as well as a research facility in Israel. Investment Technology Group was formed in 1983 and is headquartered in New York City. SEI Investments Company NasdaqNM: SEIC SEI Investments Company provides investment processing, fund processing, and investment management business outsourcing solutions to the financial services industry. The company operates in five segments: Private Banking and Trust, Investment Advisors, Enterprises, Money Managers, and Investments in New Businesses. The Private Banking and Trust segment provides investment processing, fund processing, and investment management programs to banks and other trust institutions located in the United States and Canada. The Investment Advisors segment offers investment management programs to affluent investors through a network of independent registered investment advisors, financial planners, and other investment professionals in the United States. The Enterprises segment provides retirement and treasury solutions to corporations, unions, municipalities, and hospitals; and an endowment and foundation solution for the not-for-profit market in the United States. The Money Managers segment offers investment processing and fund processing to investment managers and mutual fund companies in the United States; and to investment managers of alternative asset classes, such as hedge funds, fund of funds, and private equity funds. The Investments in New Businesses segment provides investment management programs and fund processing to investment advisors, corporations, and money managers located outside the United States; and private banking outsource solutions to institutions in the United Kingdom and continental Europe. SEI Investments was incorporated in 1968 and is headquartered in Oaks, Pennsylvania.

Summary of Reference Companies - Financial Technology Summary of Public Reference Companies Bisys Group, Inc. NYSE: BSG The Bisys Group, Inc. provides business process outsourcing solutions to investment firms, insurance companies, and banks. The company operates in three segments: Investment Services, Insurance and Education Services, and Information Services. The Investment Services segment provides various investment services, including mutual fund, hedge fund, private equity fund, and retirement plan services. The Insurance and Education Services segment provides distribution solutions for commercial property and casualty, annuities, life, long-term care, disability, and special risk insurance products; certification and continuing education training for insurance and investment professionals; and license related software products and services. The Information Services segment provides information processing and imaging solutions to financial service companies, asset retention solutions to insurance companies, and corporate banking services to support corporate-sponsored cash management programs. The company's customers include commercial banks; mutual savings institutions; thrift organizations; mutual funds; hedge funds; private equity funds; insurance companies; insurance producer groups; corporate clients; and other financial organizations, including investment counselors and brokerage firms. CheckFree Corporation NasdaqNM: CKFR CheckFree Corporation, through its wholly owned subsidiary, CheckFree Services Corporation, provides financial electronic commerce products and services worldwide. It operates in three segments: Electronic Commerce, Investment Services, and Software. Electronic Commerce segment provides services that allow consumers to receive electronic bills through the Internet; pay bills received electronically or in paper form to anyone; and perform ordinary banking transactions. These services are primarily offered to financial institutions, Internet financial sites, personal financial management software providers, and the customers of these businesses. Investment Services segment includes investment portfolio management services, and investment trading and reporting services. These products and services are primarily directed to fee-based money managers and financial planners. Software segment operates three units, such as automated clearing house solutions; CheckFree financial and compliance solutions; and i-Solutions. Digital Insight Corporation NasdaqNM: DGIN Digital Insight Corporation provides outsourced online banking applications and services to banks, credit unions, and savings and loan associations. The company operates in three segments: Internet Banking, Corporate Banking, and Lending. The Internet Banking segment offers applications for account management, account transfers and interfaces to personal financial management software, bill payment and bill presentment, check imaging, online statements, multilanguage support, interinstitutional funds transfer, and other expanded services. The Corporate Banking segment offers software products serving the online banking needs of clients' business customers, as well as payroll direct deposits, wire and inter-account fund transfers, account reconciliation, and other services. The Lending segment offers a loan origination system for automating workflow the loan approval process; an Internet- based loan decisioning product; and multichannel automated underwriting services. Digital Insight Corporation was formed in 1996 and is headquartered in Calabasas, California.

Summary of Reference Companies - Financial Technology Summary of Public Reference Companies Fiserv, Inc. NasdaqNM: FISV Fiserv, Inc. provides integrated data processing and information management systems to financial services providers, insurance companies and agents, self-insured employers, leasing companies, mortgage lenders, and savings institutions in the United States and internationally. It operates in three segments: The financial institution outsourcing, systems, and services segment provides account and transaction processing systems and services to financial institutions and other financial intermediaries; the health plan management services segment provides services to employers who self-fund their health plan, including services, such as handling payments to healthcare providers, plan design services, medical provider administration, and other related services; and the securities processing and trust services segment provides securities processing products and services, and retirement plan administration services to brokerage firms, investment advisers, and financial institutions. Fiserv also provides plastic card issuance, design, personalization, and mailing services; and document management products. The company was formed in 1984 and is headquartered in Brookfield, Wisconsin. Fundtech, Ltd. NasdaqNM: FNDT Fundtech, Ltd. provides end-to-end financial transaction processing software solutions for financial institutions. These solutions are grouped into three categories: payment processing, foreign exchange settlement processing, and delivery channels for financial institutions cash management products. The company's solutions enable banks to process and manage payments, foreign exchange settlements, and cash management communication between financial institutions and their customers. Its solutions facilitate communication between financial institutions and their customers for initiating payments, making inquiries, and managing their activities with the financial institutions. Fundtech's cash management solutions enable financial institutions to deliver a set of cash management services through the Internet and other delivery channels. The company's client-server and Internet software products automate the process of transferring funds among corporations, banks, and clearance systems; and provide real- time transaction processing capabilities to financial institutions and their customers. Fair Isaac Corporation NYSE: FIC Fair Isaac Corporation provides analytic, software, and data management products and services that enable businesses to automate decisions primarily in the United States, the United Kingdom, and Canada. It operates through four segments: Strategy Machine Solutions, Scoring Solutions, Professional Services, and Analytic Software Tools. Strategy Machine Solutions segment applies analytics, data management, and decision management software to specific business challenges and processes, which include credit offer prescreening, medical bill review, and telecommunications fraud prevention. This segment serves clients in the financial services, insurance, healthcare, retail, telecommunications, and government sectors. Scoring Solutions segment develops scores based on credit bureau data, which provide measure of an individual's credit risk. Professional Services segment offers technology integration, business integration, strategy science, predictive science, and fraud consulting services. Analytic Software Tools segment provides end-user software products that businesses use to build their tailored decision management applications.

Summary of Reference Companies - Financial Technology Summary of Public Reference Companies Open Solutions, Inc. NasdaqNM: OPEN Open Solutions, Inc. provides software and services to financial institutions in the United States. It helps financial institutions in data processing and information management functions, including account, transaction, lending, operations, back office, client information, and reporting. The company's complementary products offer business intelligence, customer relationship management, check imaging, interactive voice response, Internet banking and cash management, general ledger and profitability, loan origination, and check and item processing functions. Open Solutions sells and licenses its products directly to end users through its direct sales force and indirectly through resellers, including third party outsourcing centers. It also offers installation, training, maintenance, and support services, as well as outsourcing services. The company was founded in 1992 and is headquartered in Glastonbury, Connecticut. Online Resources Corporation NasdaqNM: ORCC Online Resources Corporation provides outsourced Internet financial technology services to financial services providers. The company offers Quotien product line that provides Web-based banking and payment services, as well as electronic bill payment services for banks, credit unions, and other depository financial institutions; Incurrent product line, which provides cardholders to access their account information, view transactions, set up payments, and perform other self-service functions, as well as Web-based inquiry services and a tool, which improves collections of late and delinquent funds for in a private and nonconfrontational manner; and CertnFunds product line designed for e-commerce providers, primarily payment acquirers and online billers, for various Web-originated consumer payments and fund transfers. Online Resources Corporation was founded in 1989 and is headquartered in Chantilly, Virginia. Jack Henry and Associates, Inc. NasdaqNM: JKHY Jack Henry and Associates, Inc. provides integrated computer systems, which provide data processing and management information to banks, credit unions, and other financial institutions in the United States. These data processing system solutions are used by customers for the management of their back office and customer/member interaction processes. The company's bank systems and services include Silver lake System, CIF 20/20, and Core Director. Its credit union systems and services include Episys and Cruise. The company's complementary products and services include 4|sight; Automated Teller Machine; Centurion Disaster Recovery; Customer Relationship Management Solutions, including ARGOKeys and Synapsys; Eyewire; FormSmart; Fraud Detective; Intellix; Internet Banking Solutions; InTouch Voice Response; Matrix Network Services; OnTarget; PinPoint Report Retrieval; Silhouette Document Imaging; Streamline Platform Automation; SuperIMAGE; Sys-Tech; TimeTrack; and Vertex Teller Automation System. The company also performs data conversion, and hardware and software installation for the implementation of its systems and applications. As of June 30, 2004, it provided outsourcing services through 7 data centers and 17 item-processing centers in the United States. The company has strategic relationship with IBM. Jack Henry & Associates was formed in 1976 and is headquartered in Monett, Missouri.